  As Filed With the Securities and Exchange Commission via the EDGAR system on
                                  June 2, 1997

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                  ADVANTA CORP.
               (Exact name of issuer as specified in its charter)

             Delaware                              23-1462070
     (State of Incorporation)          (I.R.S. Employer Identification No.)

      Welsh & McKean Roads, Spring House, Pennsylvania             19477
          (Address of Principal Executive Offices)               (Zip Code)

                            Elizabeth H. Mai, Esquire
                                  Advanta Corp.
                              Welsh & McKean Roads
                                  P.O. Box 844
                             Spring House, PA 19477
                                 (215) 657-4000
 (Name, address and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective. If any of the securities being registered on this form are to be offered on a delayed or a continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [x]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                 Proposed
                                                 Maximum
  Title of Each Class of       Amount to be      Offering Price    Proposed Maximum    Amount of Registration
Securities being Registered     Registered       Per Unit           Offering Price             Fee(1)
-------------------------------------------------------------------------------------------------------------
RediReserve Certificates,
Notes                          $200,000,000      100%              $200,000,000        $60,607
=============================================================================================================

(1) Pursuant to Rule 429 of the Securities Act of 1933, as amended, the Prospectus constituting part of this Registration Statement also constitutes part of the Registrant's Registration Statement, File No. 33-62601 (which became effective October 23, 1995 and which covers $7,537,000 of unsold Securities). $2,599 of filing fees were paid with respect to such unsold Securities.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  Subject to Completion, Dated _________, 1997

                         $207,537,000 Principal Amount

                               Advanta Corp. Logo

              RediReserve Variable Rate Certificates ($1,000 Min.)
                                  91 Day Notes
                      Six, Eighteen and Thirty Month Notes
              One, Two, Three, Four, Five, Seven and Ten Year Notes

         The Securities offered hereby are debt securities of Advanta Corp. (the "Company") consisting of RediReserve Variable Rate Certificates (the "RediReserve Certificates") and Notes (the "Notes," and together with the RediReserve Certificates, the "Securities"). The RediReserve Certificates are redeemable at the demand of the holder. The Notes are subject to automatic extension at maturity unless the Company requests redemption at least seven days prior to maturity or the holder elects redemption, in writing, within seven days after maturity. For information on the terms of such extensions, including the interest rate to be paid during any extended term, see "Description of Securities -- Provisions Relating to Notes." The Securities will be uncertificated and evidenced by book-entry and a statement issued to each purchaser.

         A tabular summary of the terms of the Securities offered hereby appears at page 7.

         The Company is not subject to state or federal regulations applicable to banks and savings and loan associations, including, among other things, regulations regarding the maintenance of reserves and the quality or condition of its assets. THE SECURITIES OFFERED HEREBY REPRESENT UNSECURED OBLIGATIONS OF THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY OTHER GOVERNMENTAL OR PRIVATE ENTITY. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         The Securities are being offered by the Company directly without an underwriter or selling agent. The Securities are being offered on a continuous basis without an expected termination date. See "Plan of Distribution." The terms of the offering or the Securities may be modified prospectively at any time. Certain terms of outstanding RediReserve Certificates may be modified. See "Description of Securities." There is no assurance that all or any portion of the offered Securities will be sold. It is not expected that there will be a trading market for any of the Securities. The Company reserves the right to reject any subscription in whole or in part.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=====================================================================================
                                                   Underwriting
                                   Price to      Commissions and        Proceeds
                                 Public(1)          Discounts       to the Company(2)
-------------------------------------------------------------------------------------
Per  Security................        100%            None                100%
Total........................   $200,000,000         None           $200,000,000
=====================================================================================

(1) RediReserve Certificates will be issued in payment of interest due on RediReserve Certificates.

(2) Before deducting expenses estimated at $102,000.

           The date of this Prospectus is ____________________, 1997.

                                TABLE OF CONTENTS

Available Information.................................. 2    Description of Securities................................  8
Incorporation of Certain Information by Reference...... 3      General................................................  8
Risk Factors........................................... 3      Provision Relating to RediReserve Certificates.........  9
The Company............................................ 5      Provisions Relating to Notes........................... 10
Recent Developments.................................... 5      Provisions Relating to All Securities.................. 12
Summary of the Offering................................ 6    Certain United States Federal Income
Highlights of Terms of                                         Tax Consequences....................................... 14
  Securities Offered................................... 7    Plan of Distribution..................................... 16
Ratio of Earnings to Fixed Charges..................... 8    Legal Opinions........................................... 16
Use of Proceeds........................................ 8    Experts.................................................. 16



         No Company employee or other person has been authorized to give any oral information or to make any oral representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is true as of any time subsequent to its date.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, N.Y. 10048; and Northwestern Atrium Center, 500 West Madison Street 14th Floor, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at the address of the Commission set forth above. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

         The Company has filed with the Commission registration statements (herein, together with all amendments and exhibits thereto, collectively called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         As required by the Commission, the Company hereby incorporates by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         2. The Company's Current Reports on Form 8-K dated January 22, March 17, and April 16, 1997; and

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a Post-Effective Amendment which indicates that all Securities offered have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any supplement thereto to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein or therein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any document incorporated herein by reference (other than exhibits to such document which are not specifically incorporated by reference in such document). Requests for such documents should be directed to: Investor Relations, Advanta Corp., Welsh & McKean Roads, Spring House, Pennsylvania 19477, telephone (215) 444-5335.

                                  RISK FACTORS

         Investors in the Securities offered hereby should consider the following factors:

         Absence of Insurance and Guarantees. The Securities are not deposits or other obligations of a bank and, accordingly, are not insured by any governmental or other entity such as the FDIC, as are bank, savings and loan or credit union accounts, and the Securities are not guaranteed by any public or private entity. In these respects, the Company is similar to most other commercial enterprises (including bank holding companies) which sell debt securities to public investors, but is dissimilar to most banking or savings institutions.

         Recent Operating Loss. On March 17, 1997, the Company announced that it expects to report 1997 results well below previous expectations. On April 16, 1997, the Company reported a loss of $19.8 million, or $0.43 cents per share, for the first quarter. See "Recent Developments." There can be no assurance that the Company will not incur operating losses in future periods.

         Availability of Financing. Beginning March 1997, in connection with the March 17, 1997 announcement described above under "-Recent Operating Loss," the various rating agencies lowered their ratings of the Company's debt securities. As of May 12, 1997, debt of the Company maintained investment grade ratings (at or above the lowest investment grade level) from three of the rating agencies, but was rated two levels below investment grade by Standard & Poor's and by Moody's Investors Service. While the Company believes that the Company's current cash position and anticipated cash flow from future business will provide the Company with adequate funds for its current needs, there can be no assurance that the Company will be able to obtain adequate financing for its business needs in the future.

         Limited Availability of Bank and Insurance Company Assets; Impact on Liquidity. Because the Company's subsidiaries include banks and insurance companies that are subject to significant state and federal regulation, the Company's ability to receive dividends and loans from its subsidiaries is restricted. Banking regulations limit the amount of dividends that a bank may pay. In addition, Arizona insurance regulations restrict the amount of dividends which an insurance company may distribute without the prior consent of the Director of Insurance. Further, Advanta National Bank USA, Advanta National Bank and Advanta Financial Corp., which are subsidiaries of the Company are subject to restrictions under Sections 23A and 23B of the Federal Reserve Act. These restrictions limit the transfer of funds by the depository institution to the Company and certain other affiliates, as defined in that Act, in the form of loans, extensions of credit, investments or purchases of assets, and they require generally that the depository institution's transactions with its affiliates be on terms no less favorable to the depository institution than comparable transactions with unrelated third parties. These transfers by any one institution to the Company or any single affiliate are limited in amount to 10% of the depository institution's capital and surplus and transfers to all affiliates are limited in the aggregate to 20% of the depository institution's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements. In addition, neither Advanta National Bank USA nor Advanta National Bank intend to make loans to the Company. The limited availability to the Company of dividends and loans from its banking and insurance subsidiaries impacts the Company's liquidity.

         Risks Associated with Maintaining Portfolios of Credit Card Receivables and Mortgage Loans. There are certain risks associated with maintaining portfolios of credit card receivables and mortgage loans. The primary risks involve potential increases in credit losses, and potential deterioration in managed net interest margin. These risks are inherent to every lender. The Company believes its credit loss experience is comparable to that of the industry as a whole although its managed net interest margin is currently significantly below that of other leading domestic credit card issuers. See "Recent Developments."

         Regulation. The banking and finance businesses in general, and the Company's banking and insurance subsidiaries in particular, are the subject of extensive regulation at both the state and federal levels. In addition, numerous legislative and regulatory proposals are advanced each year which, if adopted, could adversely affect the Company's profitability or the manner in which the Company conducts its activities.

         Competition. As a marketer of credit products, the Company faces intense competition from numerous providers of financial services. Although the Company believes it is generally competitive in most of the geographic areas in which it offers its services, there can be no assurance that its ability to market its services successfully or to obtain adequate yields on its loans will not be impacted by the nature of the competition that now exists or may develop.

         Structural Subordination. The Company's operations are largely conducted by its subsidiaries. Because the Company's subsidiaries include banks and insurance companies that are subject to significant state and federal regulation, the Company's ability to receive dividends and loans from its subsidiaries is restricted. Further, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. At March 31, 1997, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of approximately $3.9 billion. The Indenture does not place any limitation on the amount of secured or unsecured debt that may be incurred by the Company or any of its subsidiaries. See "Description of Securities -- Provisions Relating to All Securities -- Aggregate Indebtedness."

                 -----------------------------------------------

         This Prospectus contains forward-looking statements, including but not limited to projections of future earnings, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Significant risks and uncertainties include: the Company's managed net interest margin, which in turn is affected by the Company's success in originating new credit card accounts, the receivables volume and initial pricing of new accounts, the impact of repricing existing accounts and account attrition, the mix of account types and interest rate fluctuations; the level of delinquencies, customer bankruptcies, and charge-offs; and the amount and rate of growth in the Company's expenses. The Company's earnings also may be significantly affected by factors that affect consumer debt, competitive pressures from other providers of financial services, the effects of governmental regulation, the amount and cost of financing available to the Company and its subsidiaries, the difficulty or inability to securitize the Company's receivables and the impact of the ratings on debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are set forth elsewhere in this Prospectus and in the Company's other filings with the Securities and Exchange Commission.

                                   THE COMPANY

         The Company serves consumers and small businesses through innovative products and services primarily via direct, cost-effective delivery systems. The Company primarily originates and services credit cards and mortgage loans. Other products include commercial small-ticket equipment leasing, business credit cards, automobile loans, insurance and deposit products. The Company utilizes consumer information attributes, including credit assessments, usage patterns and other characteristics, enhanced by proprietary information, to match prospect profiles with appropriate products. At March 31, 1997, assets under management totaled $20 billion.

         Approximately 61% of total revenues at March 31, 1997 were derived from credit cards marketed through targeted direct mail campaigns. For the past several years, the Company's strategy has been to market this product in the form of a no annual fee, low variable-rate gold card. The Company has successfully grown to one of the ten largest issuers of gold cards in the United States and ranks among the top 15 bankcard issuers worldwide. Personal finance loans, which include mortgage, home equity and automobile loans, contribute approximately 20% of total revenues with a managed loan portfolio of $3.3 billion. Mortgage loans are originated directly with consumers, as well as through conduit relationships and wholesale purchases from brokers and other financial institutions.

         The Company was incorporated in Delaware in 1974 as Teachers Service Organization, Inc., the successor to a business originally founded in 1951. In January 1988, the Company's name was changed from TSO Financial Corp. to Advanta Corp. The Company's principal executive office is located at Welsh & McKean Roads, Spring House, Pennsylvania, 19477. The Company's telephone number at its principal executive office is (215) 657-4000.

                               RECENT DEVELOPMENTS

         On March 17, 1997, the Company announced that it expects to report 1997 results well below previous expectations. On April 16, 1997 the Company reported a loss of $19.8 million, or $0.43 cents per share, for the first quarter of 1997. The Company expects to report a net profit for full-year 1997 of approximately $1.50 per share. This interruption in the Company's historical pattern of strong financial results reflects a number of factors, including continuing increases in consumer bankruptcies and charge-offs and lower receivables balances than originally anticipated in its credit card business. The Company's mortgage financing, leasing and insurance businesses continue to perform well.

         The Company also announced that it has retained BT Wolfensohn, a division of Bankers Trust New York Corporation, to explore all strategic alternatives that build upon the historic strength and success of the Company as a whole and of its business units with the aim of maximizing the Company's value. The strategic alternatives that might be considered by the Company include, but are not limited to, a strategic alliance with another company, an alliance or initial public offering involving one or more of the Company's operating units, or a merger or sale involving the Company as a whole. There is no assurance that any such event will occur. In addition to considering other strategic alternatives with its financial and other advisors, the Company is pursuing a number of steps to return the Company to its historical level of financial performance by increasing revenues and stemming credit card losses.

                             SUMMARY OF THE OFFERING

         The following information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.


SECURITIES OFFERED

         This offering relates to $207,537,000 in principal amount of the following Securities of the Company: RediReserve Money Market Certificates ("RediReserve Certificates") and Notes ("Notes"). The RediReserve Certificates are payable on the demand of the holder. The Notes have maturities of 91 days, six months, one year, 18 months, two years, 30 months, and three, four, five, seven and ten years after the date of issue. The Securities are not insured, guaranteed or secured by any lien on assets of the Company and there are no sinking fund provisions.

         In lieu of paying interest by check, additional RediReserve Certificates will be issued in payment of interest due on RediReserve Certificates. Interest on RediReserve Certificates will only be paid in such manner, except that, upon redemption by a holder of all RediReserve Certificates held by such holder, any accrued interest will be paid by check. Further, subject to the limitations described under "Redemption at Holder's Election" and "Redemption by Draft," holders may access by draft all funds held in the form of RediReserve Certificates.

         No interest will be paid on RediReserve Certificates for any day during which the principal balance in an account is below $1,000.

         A tabular summary of the terms of the Securities appears on the following page.

MODIFICATION, TERMINATION OR EXTENSION OF OFFERING

         The Company reserves the right to modify at any time the terms of the offering or the Securities as set forth on the cover page of this Prospectus. Any such modification will apply only to Securities offered after the date of such modification, except as described under "Description of Securities -- General." From time to time, the aggregate amount of Securities offered for sale by the Company may be increased.

                    HIGHLIGHTS OF TERMS OF SECURITIES OFFERED

------------------------------------------------------------------------------------------------------------------------------------
                                             REDIRESERVE                             91 DAY, SIX, EIGHTEEN AND THIRTY
                                            VARIABLE RATE                            MONTH, AND ONE, TWO, THREE, FOUR, FIVE, SEVEN
                                            CERTIFICATES                             AND TEN YEAR NOTES
------------------------------------------------------------------------------------------------------------------------------------
Denomination of          Minimum initial purchase: $1,000 or any amount in           Minimum purchase: $5,000 or other amount as
Initial Purchase and     excess thereof; additional purchases in any amount.         specified by the Company.
Additional Purchases
------------------------------------------------------------------------------------------------------------------------------------
Annual Interest          Interest rate on all outstanding Certificates may vary      Fixed by the Company based on market conditions
                         from week to week.  The rate will be set each week by       and the Company's financial requirements. Once
                         the Company, to be at least the average rate on Thirteen    determined, the rate on each Note remains fixed
                         Week U.S. Treasury Bills over the preceding eight weeks,    until its maturity, but may change if the Note
                         less one percent. No interest will be paid for any day      is extended, and will be set forth in a
                         on which the principal balance in an account is below       supplement hereto.
                         the minimum balance (currently $1,000).
------------------------------------------------------------------------------------------------------------------------------------
Payment of Interest      Quarterly, on each March 31, June 30, September 30 and      On Notes with maturities of 91 days or six
                         December 31, accrued interest is added to the principal     months interest is compounded daily and paid at
                         in each account in the form of additional RediReserve       maturity. On all other Notes, at the election
                         Certificates.  Except as otherwise provided herein, no      of the holder, interest is compounded daily and
                         checks will be issued in payment of interest.               paid at maturity or may be paid monthly,
                                                                                     quarterly, semi-annually or annually.
------------------------------------------------------------------------------------------------------------------------------------
Redemption by Holder     Redeemable by holder upon oral or written demand, or by     May be redeemed by the original holder after
                         draft.  Redemption must be least $250 except for            total permanent disability or by his estate
                         redemption to close an account.                             after death, at the principal amount plus
                                                                                     accrued interest. Otherwise, there is no right
                                                                                     of the holder to cause redemption prior to
                                                                                     maturity.
------------------------------------------------------------------------------------------------------------------------------------
Redemption by Company    Redeemable on 30 days' notice.                              Not redeemable until maturity.
------------------------------------------------------------------------------------------------------------------------------------
Form                     Book-entry and non-negotiable.                              Book-entry and non-negotiable.
                         (A statement will be issued, not a promissory note).        (A statement will be issued, not a promissory
                                                                                     note).
------------------------------------------------------------------------------------------------------------------------------------
Automatic Extension      Not applicable (no fixed maturity).                         If the Company does not request redemption at
                                                                                     least seven days prior to maturity or if not
                                                                                     redeemed by holder within seven Business Days
                                                                                     after its maturity date, then a Note with a
                                                                                     principal amount of $2,500 or more will be
                                                                                     extended automatically for a period equal to
                                                                                     the original term.  A Note with a principal
                                                                                     amount that is less than $2,500 at maturity
                                                                                     will automatically be redeemed.  Notes are
                                                                                     extended at the rate being offered on
                                                                                     newly-issued Notes of like tenor, term and
                                                                                     denomination at their respective maturity
                                                                                     dates.  If similar Notes are not then being
                                                                                     offered, absent instructions from the
                                                                                     Noteholder selecting a Note with a term
                                                                                     currently being offered, the maturing Note will
                                                                                     be redeemed.
------------------------------------------------------------------------------------------------------------------------------------

The Securities are unsecured obligations of the Company. The Company is not subject to state or federal regulation applicable to banks and savings and loan associations with regard to insurance, the maintenance of reserves, or the quality or condition of its assets or other matters. It is not expected that there will be a trading market for the Notes, see "Description of Securities -- Provisions Relating to the Notes -- Liquidity." THE SECURITIES ARE NOT INSURED OR GUARANTEED BY ANY BANK SUBSIDIARY OF THE COMPANY OR ANY OTHER PUBLIC OR PRIVATE ENTITY.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:

                                                   Three
                                                   Months
                                                   Ended
                                                  March 31,            Year Ended December 31,
                                                1997    1996    1996     1995     1994     1993     1992
                                                ----    ----    ----     ----     ----     ----     ----
                                                (unaudited)                  (unaudited)

Ratio of Earnings to Fixed Charges(A).......    (B)     2.10x   1.97x    2.26x    2.71x    2.52x    1.81x

----------
(A) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges, and "fixed charges" consist of interest expense and one-third (the proportion deemed representative of the interest factor) of rental expenses on operating leases.

(B) For the three months ended March 31, 1997, earnings were inadequate to cover fixed charges. The deficiency was approximately $26.7 million.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of Securities will be used for general corporate purposes, including the purchase of assets from, investments in and extensions of credit to, subsidiaries and affiliates of the Company which will use the proceeds for general corporate purposes; and, possibly, for financing future acquisitions by the Company, including without limitation, acquisitions of credit card, mortgage and equipment lease portfolios. At the date hereof, no specific proposed acquisitions have been identified as probable. Proceeds may also be used to invest in income-producing securities and other assets. The amount of Securities offered from time to time and the precise amounts and timing of the applications of such proceeds will depend upon funding requirements of the Company and its subsidiaries and affiliates.

         In view of its anticipated requirements, the Company expects to engage on a recurring basis in additional private or public financing of a character and amount to be determined as the need arises.

                            DESCRIPTION OF SECURITIES

GENERAL

         This offering relates to the RediReserve Certificates and the Notes. The Notes have maturities of 91 days, six months, one year, eighteen months, two years, thirty months, or three, four, five, seven or ten years after their respective dates of issue. The Securities are to be issued under an Indenture dated October 23, 1995 (the "Indenture") between the Company and Mellon Bank N.A., a national banking association, as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are brief summaries of certain provisions of the Indenture, and are subject to the detailed provisions of the Indenture, to which reference is hereby made for a complete statement of such provisions. Whenever particular provisions of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated by reference as part of the statements made herein and the statements are qualified in their entirety by such reference. Parenthetical Section and Article references appearing below are to the Indenture.

         The Indenture may be modified as set forth below. Additionally, the Company has reserved the right to terminate this offering, or modify the terms of the offering or the Securities, at any time, by an appropriate amendment to this Prospectus, but no such modification will affect the rights of the holders of then outstanding Securities, except that, at the Company's election: (i) the principal amount required to be maintained in an existing RediReserve Certificate account may be increased (after 30 days' notice) or decreased; (ii) the minimum amount of any withdrawal from a RediReserve Certificate account may be increased (after 30 days' notice) or decreased; and
(iii) certain service charges may be imposed or modified as described under "Description of Securities -- Provisions Relating to all Securities."

         The Securities are not secured by any collateral or lien. There are no provisions for a sinking fund.

PROVISIONS RELATING TO REDIRESERVE CERTIFICATES

         Form; Non-negotiability and Statements: RediReserve Certificates are not negotiable and are not evidenced by any promissory note issued to the holder. A statement evidencing ownership of a RediReserve Certificate will be issued to each purchaser of a RediReserve Certificate, but such statement is not a negotiable instrument, and no rights of ownership in a RediReserve Certificate can be transferred by mere endorsement and delivery of such a statement to a purchaser. Each holder of a RediReserve Certificate will receive, at the end of the month after each investment, withdrawal and interest payment, a statement indicating any transactions in such holder's RediReserve Certificate account.

         The Company maintains a register to record the owner of each outstanding RediReserve Certificate, and may treat the person whose name is so recorded as the owner of such RediReserve Certificate for all purposes. Ownership of a RediReserve Certificate may be transferred on the register only by written notice to the Company signed by the holder or his duly authorized representative on a form to be supplied by the Company.

         Denomination and Minimum Purchase: As of the date of this Prospectus, the minimum initial purchase of a RediReserve Certificate is $1,000 and additional purchases may be in any amount. From time to time, the Company may set other minimum purchase amounts and minimum balance requirements (as described below) for RediReserve Certificates.

         Interest on RediReserve Certificate Accounts: The interest rate on all outstanding RediReserve Certificates will be set by the Company each Tuesday (or such other day as the Company may determine from time to time by Company Order) and the interest rate paid on each outstanding RediReserve Certificate may vary from week to week. As long as a holder maintains the applicable minimum balance in his RediReserve Certificate account, the weekly rate, at a minimum, will be 1% below the average rate on Thirteen Week U.S. Treasury Bills for the preceding eight weekly auctions. While the foregoing is the minimum at which the weekly rate will be fixed, the actual rate may be above the minimum. Investors may inquire concerning the rate then being paid on outstanding RediReserve Certificates by writing or telephoning the Company.

         Interest on each RediReserve Certificate account with a balance above the minimum required (currently $1,000) accrues daily and is compounded quarterly on March 31, June 30, September 30 and December 31 of each year. Interest accrued during each quarterly period will not be paid by check, but rather will be added to the principal balance of each holder's RediReserve Certificate account in the form of additional RediReserve Certificates. Interest accrues on the principal balance of each RediReserve Certificate through the date of redemption. If a holder redeems in full all RediReserve Certificates held by him, the Company will pay all accrued interest by check as soon as practicable after redemption.

         Minimum Balance Requirement for RediReserve Certificate Accounts: No interest shall be paid on any day the principal amount in a holder's RediReserve Certificate account is less than the amount which may be designated from time to time by the Company ($1,000 at the date of this Prospectus). The Company has the right to increase or decrease the minimum principal amount which must be maintained in a RediReserve Certificate account and such an increase or decrease may be applied, at the Company's election, to RediReserve Certificates outstanding as of the date of the increase or decrease as well as RediReserve Certificates issued after such increase or decrease. The Company must give holders of RediReserve Certificates at least 30 days advance written notice if the Company elects to increase the minimum principal amount which must be maintained in their RediReserve Certificate accounts.

         Redemption at the Holder's Election: RediReserve Certificates may be redeemed at any time in minimum amounts of $250 (or any amount if closing an account) with respect to RediReserve Certificates, and will be paid in full upon demand by the holder, which demand is received by the Company at its principal place of business or such other places as may be designated by it for such purpose. The Company may delay redemption of a newly purchased RediReserve Certificate for such time as may be necessary to assure that it has received the full purchase price of such RediReserve Certificate -- for example, until a check given to it in payment for the RediReserve Certificate is collected.

         The minimum amount for redemptions may be increased (after 30 days' notice) or decreased by the Company from time to time.

         Redemption by Draft: A holder may elect to make redemptions by draft payable to the order of any payee in any amount of $250 or more. At the request of a holder, the Company will provide drafts drawn on it that will be payable through one of its subsidiary banks, or a successor bank. All authorized signers on a RediReserve Certificate account must submit specimen signatures on a signature card provided by the Company and must agree to abide by the Company's rules and regulations pertaining to such accounts. As with regular bank checks, certain banks may not provide cash at the time of deposit, but will wait until they have received payment from the subsidiary bank. When a draft is presented to the subsidiary bank for payment, the subsidiary bank, as agent of the holder, will cause the Company to redeem a sufficient amount from the holder's RediReserve Certificate account to cover the amount of the draft. Interest continues to accrue on a RediReserve Certificate account until a draft is presented to the subsidiary bank for payment. The subsidiary bank will return a draft if the amount of collected funds in the holder's RediReserve Certificate account is insufficient to cover the draft or if the signature(s) on the draft is (are) not, in the judgment of the Company, the same as the specimen signature(s) previously submitted to the Company. The Company reserves the right to charge a fee for the dishonor of a draft or for a stop payment order.

         Neither the Company nor the subsidiary bank will return canceled drafts to the holders of RediReserve Certificate accounts, although the Company will, upon request, provide a holder with copies of drafts designated by the holder upon payment of a service charge. Holders of RediReserve Certificate accounts will receive statements as described under "Form; Non-negotiability and Statements" above, which will reflect draft transactions.

         Redemption at the Company's Election: The Company may, at its election, redeem RediReserve Certificates either as a whole or from time to time in part, upon not less than 30 days' written notice to the holder, at the principal amount thereof without premium, plus interest accrued to the date of redemption. Accrued interest on RediReserve Certificates so redeemed will be paid as soon as practicable.

PROVISIONS RELATING TO NOTES

         Form and Denominations: The Notes shall be uncertificated and evidenced by book entry and a statement issued to each purchaser.

         Statements issued by the Company are not negotiable instruments, and no rights of ownership can be transferred by mere endorsement and delivery of a statement. Ownership of a Note may be transferred on the Company register only by written notice to the Company signed by the owner(s) or such owner's duly authorized representative on a form to be supplied by the Company. The Notes may not be pledged, assigned or hypothecated (as collateral for a loan or otherwise). The Notes may be purchased in minimum denominations ($5,000 at the date of this Prospectus) to be determined, from time to time, by the Company. Separate purchases may not be accumulated to satisfy the minimum denomination requirements.

         Interest: The interest rates payable on the Notes will be fixed by the Company from time to time based on market conditions and the Company's financial requirements. Once determined, the rate of interest payable on a Note will remain fixed on such Note until it matures or is redeemed by the Noteholder.

         Interest on 91 Day and Six Month Notes compounds daily and is paid only at maturity. While interest on Eighteen Month, Two Year, 30 Month, and Three, Four, Five, Seven and Ten Year Notes compounds daily, holders may elect to have interest paid monthly, quarterly, semiannually, annually, or paid at maturity. This election may be changed one time by the holder during the term of the Note. Interest on One Year Notes compounds daily and holders may elect to have interest paid monthly, quarterly, semiannually or at maturity. This election may not be changed during the term of a One Year Note.

         Automatic Extension: If the Company does not request redemption of a Note at least seven Business Days prior to maturity, or if a Note is not redeemed or converted to another term by the Noteholder within seven Business Days after maturity, a Note with a principal amount of $2,500 or more will be extended automatically for a period equal to the original term. As used herein, "Business Day" means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in the State of Delaware or the Commonwealth of Pennsylvania are not authorized or obligated to be open. If a
Note is renewed as described above, such Note will continue in all its provisions, including provisions relating to payment, except that the interest rate payable during any renewed term shall be the interest rate which is being offered by the Company on similar Notes as of the renewal date. If similar Notes are not then being offered, the Note will not renew, and, absent instructions from the Noteholder selecting a Note with a term that is currently being offered, the maturing Note will be redeemed. The Company will give each Noteholder notice at least seven days prior to maturity reminding him of the maturity. If the Company gives notice to a Noteholder of the Company's desire to redeem a Note at maturity, no interest will accrue after the date of maturity. Likewise, if a Noteholder submits a written request for redemption within seven days after its maturity date, no interest will accrue after the date of maturity. A Note with a principal amount that is less than $2,500 at maturity will be redeemed automatically.

         No Redemption by the Company: The Company has no right to redeem a Note and the holder has no right to require the Company to redeem any such Note prior to its maturity date as originally stated or as it may be extended, except as indicated below.

         Redemption by the Holder on Death or Disability: A Note may be redeemed at the election of the original owner (if he is still the holder) following his total permanent disability, or at the election of his estate following his death, as established to the satisfaction of the Company. The redemption price, in the event of such a death or disability, is the principal amount of the Note, plus interest accrued and not previously paid, to the date of redemption. If two or more persons are joint record owners of a Note, the election to redeem will not apply until both record owners are either deceased or disabled, except that, if the joint owners are husband and wife, the election may be made after the death or total permanent disability of either spouse.

         The Company may modify the foregoing policy on redemption after death or disability. However, no such modification will affect the right of redemption applicable to any Note which was purchased at a time when the then current prospectus of the Company stated the Company's policy to redeem as indicated in the preceding paragraph.

         Liquidity: It is not expected that there will be a trading market for the Notes. Although Noteholders have no contractual right to redeem a Note prior to maturity, the Company, in its sole discretion, may honor a written request for early redemption. Should the Company elect to do so, the Company will impose a penalty that is the higher of (a) 91 days' compound interest at the actual rate of interest borne by the Note, plus an amount equal to the difference, if any, between the interest earned on the Note, at the rate and on the terms stated therein, and the interest that would have been earned on the Note at a rate of 5%, if 5% is lower than the rate borne by the Note; or (b) the rate currently being offered by the Company (as of the redemption date) on a Note of the same term as the Note being redeemed, less the actual interest rate borne by the Note being redeemed, multiplied by the remaining term of the Note being redeemed on a 365 day basis. Under either calculation method, early redemption may result in a loss of principal.

PROVISIONS RELATING TO ALL SECURITIES

         Interest Accrual Date: Interest on the Securities accrues from the date of purchase which is deemed to be the date the Company receives funds which are received prior to 3:00 p.m. on a business day or the next business day if the Company receives such funds on a non-business day or after 3:00 p.m. on a business day. For this purpose, the Company's business days will be deemed to be Monday through Friday, except for Pennsylvania legal holidays.

         Interest Withholding: With respect to those investors who do not provide the Company with a fully executed Form W-9 or satisfactory equivalent, the Company will withhold 31% of any interest paid.

         Additional Interest: In addition to the interest rates payable as set forth above, the Company may make such additional payments of interest, premiums or other benefits ("Additional Interest") on such of the Securities, in such amounts, in such form, on such terms and at such times as shall be determined from time to time by the Company. Such Additional Interest payments may be modified or discontinued at any time. For example, such Additional Interest payments may be limited to new investors, or to current investors increasing or renewing their investments in the Securities. Also, such Additional Interest payments may be limited to current or new investors residing in one or more states or localities where the Company is authorized to sell the Securities.

         Aggregate Indebtedness: The amount of indebtedness which may be outstanding under the Indenture at any one time is unlimited. There also is no limitation on the respective amounts of each class of Securities which may be outstanding at any one time.

         Modification of Indenture: The Indenture may be modified by the Company and the Trustee at any time or times with the consent of the holders of not less than a majority in principal amount of the Securities then outstanding, but no modification of the Indenture may be made which will affect the terms of payment or the principal of any Security, without consent of the holder thereof, or reduce the percentage of holders of Securities whose consent to modification is required. The Company and the Trustee may enter into supplemental indentures adding covenants or agreements of the Company for the protection of the holders of Securities, or clarifying any ambiguity or correcting any defect in the Indenture, consistent with its terms, or modifying provisions of the Indenture provided that such modifications do not have a material adverse effect on the interest of the holders of outstanding Securities, without action by the holders of Securities. (Article Nine)

         Place and Method of Payment: Principal and interest upon the Securities will be payable at the office of the Company, as it may be established from time to time, or at such other place as the Company may designate for that purpose; provided, however, that payments may be made at the option of the Company by check or draft mailed to the person entitled thereto at his address appearing in the register which the Company maintains for that purpose. (Sections 307 and
1002)

         Events of Default: An Event of Default is defined in the Indenture as being any of the following: (i) default in payment of principal on any of the Securities under the Indenture which has not been cured; (ii) a default for 30 days in payment of any installment of interest on a Security; or (iii) certain events of bankruptcy, insolvency or reorganization or default in the performance or breach of any covenant or warranty of the Company in the Indenture and continuance of such default in performance or breach for a period of 60 days after notice of such default has been received by the Company from the Trustee or from the holders of 25% in principal amount of the outstanding Securities. The Company is required to file annually with the Trustee an officer's certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the holders of a majority in aggregate principal amount of the applicable Securities at the time outstanding may, on behalf of all holders, waive any past default or Event of Default except in payment of principal or interest on the Securities and certain other specified covenants or provisions. (Article Five)

         Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of Securities, unless such holders of Securities shall have offered to the Trustee reasonable indemnity. (Section 601) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the Securities at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee. The Indenture contains certain limitations on the right of individual holders of Securities to institute legal proceedings in the event of the Company's default. (Sections 507 and 512)

         Certain Covenants: The Company has entered into certain covenants including that it will not consolidate or merge with or into any other corporation, unless the other corporation expressly assumes the obligations of the Company under the Indenture. (Article Eight) The Indenture contains no covenants or other provisions to afford protection to holders of Securities in the event of a highly leveraged transaction for a change in the control of the Company.

         Exchanges: The Company, in its discretion, may offer and/or accept outstanding Securities in exchange for other Securities issued under the Indenture. (Section 305)

         Concerning the Trustee: The Trustee may resign at any time, may be removed by the holders of a majority of the principal amount of outstanding Securities, or upon the occurrence of certain contingencies (relating generally to the insolvency of the Trustee or the Trustee's ineligibility to serve as such under the Trust Indenture Act of 1939, as amended), may be removed by the Company or by a court of competent jurisdiction upon petition of a holder of Securities, but no such resignation or removal of the Trustee may become effective until a successor Trustee has accepted the appointment as provided in the Indenture. (Sections 607 and 608) The Company and its subsidiaries reserve the right to enter into banking relationships with the Trustee and its subsidiaries.

         Satisfaction and Discharge of Indenture: The Indenture may be discharged upon the payment of all RediReserve Certificates and Notes outstanding thereunder or upon deposit in trust of funds sufficient therefor, plus compliance with certain formal procedures. (Article Four)

         Reports: The Company publishes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Copies of such reports will be sent to any holder of Securities upon oral or written request.

         Service Charges: The Company reserves the right to assess service charges for services such as changing the registration of any Security when such change is occasioned by a change in name of the holder, or a transfer (whether by operation of law or otherwise) of the Security by the holder to another person.

         The Company also reserves the right, upon 30 days' written notice to the holder, to increase service charges currently imposed in connection with redemptions by draft from RediReserve Certificate accounts and assess service charges for: (i) a holder making more than a specified number of redemptions in a specified period from a RediReserve Certificate account; and (ii) for certain other services provided with respect to RediReserve Certificate accounts.

         Additional Securities: The Company may offer from time to time, pursuant to the Indenture, additional classes of securities with terms and conditions different from the Securities offered hereby, except that no such security issued under the Indenture may be senior to the Securities offered hereby. The Company will supplement this Prospectus if and when it decides to offer to the public any additional class of Security pursuant to the Indenture.

         Variations in Terms and Conditions: The Company reserves the right from time to time to offer different Securities and to vary the terms and conditions of the offer (including, but not limited to, minimum balance requirements for RediReserve Certificates and minimum denominations, additional interest payments and service charges for all Securities) depending upon the state or locality where the purchaser resides, the purchaser's tenure as an investor with the Company or whether an investor is increasing or renewing his/her investment in the Company's securities. In addition, the Company may vary certain terms and conditions of the RediReserve Certificate account and/or Notes for its employees and the employees of its subsidiaries.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change or possible differing interpretations, which could apply retroactively, so as to result in United States Federal income tax consequences different from those discussed below. This summary deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

         As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries having authority to control all decisions of the trust; or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business.

U.S. HOLDERS

Payments of Interest

         Payments of interest on the Securities generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, actually or constructively (in accordance with the U.S. Holder's regular method of tax accounting). If a holder of an eighteen month, two year, 30 month, three, four, five, seven or ten year Note elects to have interest paid only at maturity, such Note will be treated as issued with original issue discount and the holder should consult with a tax advisor with respect to the specific tax consequences of such election. Generally, the holder will be required to include such original issue discount in income as ordinary interest as it accrues under a constant yield method in advance of the receipt of the cash payments attributable to such income, regardless of the holder's regular method of tax accounting.

Short-Term Notes

         Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, a cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or redemption of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. Accrual method U.S. Holders and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Disposition of  Securities

         Upon the sale, exchange or retirement of a Security, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Security. A U.S. Holder's adjusted tax basis in a Security generally will equal such U.S. Holder's initial investment in the Security increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any principal payments, and in the case of a Security issued with original issue discount, any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Security. Such gain or loss generally will be long-term capital gain or loss if the Security were held for more than one year. Under current law, the excess of net long-term net capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

         If a U.S. Holder disposes of only a portion of a Security pursuant to a redemption or repayment , such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original Security being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price, U.S. Holder's adjusted basis and the accrued but unpaid original issue discount of the Security, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest (including original issue discount) on the Securities, and to payments of proceeds of the sale or redemption of the Securities, to certain non-corporate U.S. Holders. The Company, its agent, a broker, the relevant Trustee or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the U.S. Holder fails to furnish or certify his correct taxpayer identification number (social security number or employer identification number) to the payor in the manner required, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a Holder may be credited against such Holder's United States Federal income tax and may entitle such Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

         The Securities will be sold by the Company directly without an underwriter or selling agent. The Securities will be sold by employees of the Company who, pursuant to Rule 3a4-1(a) promulgated under the Exchange Act, are deemed not to be brokers. In accordance with certain provisions of Rule 3a4-1(a), such employees are not compensated by commission, are not associated with any broker or dealer and limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

         The Company may vary the terms and conditions of the offer by state, locality or as otherwise described under "Description of Securities -- Provisions Relating to All Securities -- Additional Interest" and "-- Variations in Terms and Conditions" in this Prospectus. Further, the Company may offer different Securities at different times depending on such factors as the Company's liquidity requirements, the interest rate environment and other economic conditions.

                                 LEGAL OPINIONS

         Certain legal matters relating to the Securities offered hereby will be passed upon for the Company by Elizabeth H. Mai, Esquire, Senior Vice President, Secretary and General Counsel of the Company. Ms. Mai has a right to acquire a number of shares of Class B Common Stock of the Company which is well below 1% of the outstanding common stock of the Company. Wolf, Block, Schorr and Solis-Cohen will pass upon certain matters relating to United States federal income tax considerations.

                                     EXPERTS

         The consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accounts, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                   ----------

                                     ADVANTA
                                      CORP.
                                   ----------












                                   PROSPECTUS























           The date of this Prospectus is ______________________, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Registration Fees...................................................$ 60,607
Printing and Engraving..............................................$  7,000
Counsel fees........................................................$ 10,000
Accountants' fees and expenses......................................$  2,500
Blue Sky qualification fees and expenses............................$  1,500
Indenture Trustee's fees and expenses...............................$ 20,000
Miscellaneous.......................................................$    393
                                                                    --------
                                                                    $102,000
                                                                    ========
-----------
* Estimated, other than registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides, inter alia, that under specified circumstances a corporation shall have the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, attorneys' fees, judgments, fines and settlements. The By-Laws of the Company provide that the Company shall indemnify any director, officer, employee or agent of the Company to the fullest extent now or hereafter permitted by law in connection with any such action, suit or proceeding. The By-Laws further provide that the Board of Directors of the Company may, by resolution, indemnify any person other than a director, officer, employee or agent of the Company for liabilities incurred in connection with services rendered for or at the request of the Company or its subsidiaries. In addition, consistent with Section 102 of the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of the Company's directors to the Company or its stockholders for monetary damages for certain breaches of fiduciary duty. The Company maintains director and officer liability insurance which would provide coverage against certain securities law liabilities.

ITEM 16. EXHIBITS

4.1 Trust Indenture dated October 23, 1995 between Registrant and Mellon Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 (File No. 33-62601), filed September 13, 1995).
5. Opinion and Consent of Elizabeth H. Mai, Senior Vice President, Secretary and General Counsel (filed herewith).
8. Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen (filed herewith).
12.      Computation of Ratio of Earnings to Fixed Charges (filed herewith).
23.      Consent of independent public accountants (filed herewith).
24.      Powers of Attorney (included on Signature Pages).
25. Form T-1, Statement of Eligibility and Qualification Under the Trust Indenture Act of 1933 of a Corporation Designated to Act as Trustee (filed herewith).
27.      Financial Data Schedule.

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any Prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in clauses (i) and
(ii) of this paragraph shall not apply if the information required to be included in such post-effective amendments is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a Post-Effective Amendment any of the Securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or processing) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lower Gwynned Township, Montgomery County, Commonwealth of Pennsylvania, on May 30, 1997.

                                    Advanta Corp.


                                    By: /s/ Alex W. Hart
                                        ---------------------------------
                                        Alex W. Hart, Chief Executive Officer
                                        and Director

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned does hereby constitute and appoint Dennis Alter, Alex W. Hart, William A. Rosoff, John J. Calamari, David D. Wesselink and Elizabeth Mai, or any of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities indicated on the 30th day of May, 1997.

Name                                       Title
----                                       -----

/s/ Dennis Alter                           Chairman and Director
-------------------------------
Dennis Alter


/s/ Alex W. Hart                           Chief Executive Officer
-------------------------------            and Director
Alex W. Hart


/s/ William A. Rosoff                      Vice Chairman and Director
-------------------------------
William A. Rosoff


/s/ David D. Wesselink                     Senior Vice President and
-------------------------------            Chief Financial Officer
David D. Wesselink

Name                                       Title
----                                       -----

/s/ John J. Calamari                       Vice President, Finance and
-------------------------------            Chief Accounting Officer
John J. Calamari


/s/ Arthur P. Bellis                       Director
-------------------------------
Arthur P. Bellis


/s/ Max Botel                              Director
-------------------------------
Max Botel


/s/ Richard J. Braemer                     Director
-------------------------------
Richard J. Braemer


/s/ William C. Dunkelberg                  Director
-------------------------------
William C. Dunkelberg


/s/ Dana Becker Dunn                       Director
-------------------------------
Dana Becker Dunn


/s/ Robert C. Hall                         Director
-------------------------------
Robert C. Hall


/s/ James E. Ksansnak                      Director
-------------------------------
James E. Ksansnak


/s/ Ronald J. Naples                       Director
-------------------------------
Ronald J. Naples


/s/ Phillip A. Turberg                     Director
-------------------------------
Phillip A. Turberg


/s/ Ronald Lubner                          Director
-------------------------------
Ronald Lubner

                                  EXHIBIT INDEX

Item
4.1 Trust Indenture dated October 23, 1995 between Registrant and Mellon Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 (File No. 33-62601), filed September 13, 1995).
5. Opinion and Consent of Elizabeth H. Mai, Senior Vice President, Secretary and General Counsel (filed herewith).
8. Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen (filed herewith).
12.      Computation of Ratio of Earnings to Fixed Charges (filed herewith).
23.      Consent of independent public accountants (filed herewith).
24.      Powers of Attorney (included on Signature Pages).
25. Form T-1, Statement of Eligibility and Qualification Under the Trust Indenture Act of 1933 of a Corporation Designated to Act as Trustee (filed herewith).
27.      Financial Data Schedule.